EXHIBIT 10.1

Sotheby’s
1334 York Avenue
New York, New York 10021

March 23, 2009

Mr. William F. Ruprecht
President and Chief Executive Officer
Sotheby’s
1334 York Avenue
New York, New York 10021

Re:         Employment Arrangement

Dear Bill:

     The Compensation Committee (the “Committee”) has considered your request to amend your employment arrangement with the Company, dated March 31, 2006 (as amended, the “Arrangement”), to reduce your base salary by $100,000, from $700,000 to $600,000. After discussion, the Committee has authorized Sotheby’s (the “Company”) to enter into this amendment to the Arrangement to reflect this reduction. Additional amendments to the Arrangement are necessary to conform it to the Company’s Amended and Restated Restricted Stock Unit Plan, which now permits the award of restricted stock units. As you know, your February 2009 stock award was in the form of restricted stock units, and it is anticipated that future stock awards will be in that form rather than in restricted stock. No change is being made to any previously granted stock award.

Waivers

     The Arrangement permits you to terminate your employment with the Company for “Good Reason” (as defined in Exhibit D to the Arrangement) for the Company’s failure to (i) pay an annual base salary of $700,000 to you, or (ii) award you at least $1,400,000 in restricted stock prior to March 31 in any year during the Term (as defined in the Arrangement). You agree to waive irrevocably the right to terminate the Arrangement and any other rights you may have under the Arrangement as a result of the salary reduction. You further agree that no portion of the salary reduction is being deferred to any future date. In addition, you agree to waive your right to receive any stock award in the form of restricted stock and agree to accept any such award, including your February 2009 grant, in the form of restricted stock units.

Amendments

You agree that:

1.

the reference to “$700,000” in the sentence under the heading “Base Compensation” of the Terms of Employment of the Arrangement is deleted and replaced with “$600,000” and that the base salary reduction will be effective on April 1, 2009;

2.

to the extent that any bonus payment, severance payment or other benefit or payment to be made to you or your family under the Arrangement, is calculated using a multiple or percentage of your base salary, “base salary” will continue to refer to the sum of $700,000 (the “Original Base Salary”); provided, however, that this paragraph 2 will not apply to benefits related to workers compensation, short term disability, the Company’s 401(k) plan or the Company’s Deferred Compensation plan.

3.	clause (1) of the “Good Reason” definition in Exhibit D to the Arrangement is amended in its entirety to read as follows:

“(1) reduction of the Executive’s base salary below $600,000 per year or reduction at any time during the Term of his target bonus below 150% of the Original Base Salary”;

4.

all references in the Arrangement to “restricted stock” and “Annual Restricted Stock Award” are deleted and replaced with “restricted stock or restricted stock units” and “Annual Restricted Stock or Restricted Stock Unit Award,” respectively; and

5.	the final sentence under the heading “Annual Restricted Stock Awards” of the Terms of Employment of the Arrangement is deleted and replaced with the following sentence:

“Executive shall have all rights of a holder of restricted stock or restricted stock units, as applicable, under the Company’s Amended and Restated Restricted Stock Unit Plan, including the right to receive dividends or dividend equivalents on unvested grants.”

6.	the following sentence is inserted at the end of the “Good Reason” definition in Exhibit D to the Arrangement:

“Notwithstanding anything to the contrary in this Letter Agreement, the effect on your base salary of any unpaid vacation mutually agreed to by the parties to the Arrangement, in their discretion, will not constitute ‘Good Reason.’”

Notices

All notices, requests, demands and other communications in connection with this letter agreement must be made in writing and must be given (i) personally or by messenger, (ii) by nationally recognized overnight courier, such as FedEx, or (iii) by registered or certified mail, return receipt requested postage and registry fees prepaid, in each case to a party as follows:

If to Company:	Sotheby’s
1334 York Avenue
New York, New York 10021
Attention: Gilbert L. Klemann, II, Esq.

If to Executive:	Mr. William F. Ruprecht Sotheby’s 1334 York Avenue New York, New York 10021

With a copy to:	Andrew L. Oringer, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036

Any address may be changed by notice given to the other parties in the manner required by this provision, by the party whose address is to be changed. Notice will be deemed given on the date that it is received or delivery is rejected by the addressee.

     The Committee has agreed to review the reduction in your salary prior to March 31, 2010 to determine, with your input, whether business conditions warrant the reinstatement of all or part of the salary reduction. You will have the opportunity to express your views to the Committee at that time and any change in your salary will reflect the mutual agreement of the parties. In addition, the Company has agreed to pay or reimburse the reasonable legal fees that you incur in connection with the negotiation and preparation of this amendment, in an amount not to exceed $10,000.

     The Committee and the Board greatly appreciate that you are forgoing a significant amount of annual compensation during a period of retrenchment for the Company’s business in a difficult worldwide economic environment.

     If this letter agreement correctly states the terms of your waivers and the amendments to the Arrangement, please acknowledge where indicated below.

SOTHEBY’S

By:	__/s/ Susan Alexander_______
Susan Alexander,
Executive Vice President
and Worldwide Head
of Human Resources.

AGREED AND ACCEPTED AS OF
THE DATE OF THIS LETTER:

/S/ WILLIAM F. RUPRECHT
WILLIAM F. RUPRECHT